Exhibit 10.3

Execution copy

(Multicurrency – Cross Border)

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International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of February 22, 2005

GREENWICH CAPITAL DERIVATIVES, INC.	and	NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2005-1, a New York common law trust

(“Party A”)		(“Party B”)

have entered and/or anticipate entering into one of more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: —

1.	Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant

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Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

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(a) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(b) Netting. If on any date amounts would otherwise be payable: —

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(c) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will: —

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for: —

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

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(ii) Liability. If: —

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(d) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

2.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that: —

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

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(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

3.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: —

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs: —

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated,

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organised, managed and controlled. or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

4.	Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party: —

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however

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described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:–

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof, (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: –

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event

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Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date. it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); of

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

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5.	Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv) Right to Terminate. If:—

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then

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continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default:—

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the

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Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties:—

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

9	ISDA® 1992

6.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

7.	Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

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8.	Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9.	Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

10.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document

11	ISDA® 1992

to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

11.	Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to all

12.	Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any

12	ISDA® 1992

reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

13.	Definitions

As used in this Agreement: —

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means: —

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

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“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different. in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(c)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have

14	ISDA® 1992

been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values, If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of.-

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

15	ISDA® 1992

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction. for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market

16	ISDA® 1992

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

GREENWICH CAPITAL DERIVATIVES, INC.		NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2005-1

By: Greenwich Capital Market, Inc., its agent		By: JPMorgan Chase Bank, National Association, acting not in its individual capacity, but solely in its capacity as Trustee to NovaStar Mortgage Supplemental Interest Trust, Series 2005-1

By:	/s/ Caroline G. Kulik	By:	/s/ Michael A. Smith
	Name: Caroline G. Kulik		Name: Michael A. Smith
	Title: Managing Director		Title: Vice President
	Date: 2/17/05		Date:

ISDA® 1992

Execution copy

SCHEDULE

TO THE

MASTER AGREEMENT

DATED AS OF FEBRUARY 22, 2005

between

GREENWICH CAPITAL DERIVATIVES, INC.,

A corporation organized under the laws of Delaware

(“Party A”)

and

NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2005-1,

a New York common law trust

(“Party B”)

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” means in relation to Party A and Party B: Not Applicable.

(b)	Specified Transaction means, Not Applicable.

(c)	The “Cross-Default” provisions of Section 5(a)(vi)

will not apply to Party A.

will not apply to Party B.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv)

will not apply to Party A.

will not apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a)

will not apply to Party A.

will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement :

(i) Market Quotation will apply; and

(ii) Second Method will apply; provided, however, that Party B shall have no obligation to make any payment to Party A under Section 6 as a result of any Event of Default or Termination Event other than an Event of Default of Party B under Section 5(a)(i) of this Agreement. This modification of the terms of Section 6 of this Agreement has been freely bargained for by the parties and will not affect the obligation, if any, of Party B with respect to Unpaid Amounts. Party A acknowledges having received consideration sufficient to warrant its agreement to the approach contemplated in this Part 1(f) provision.

(g)	“Termination Currency” means United States Dollars.

(h)	Additional Termination Events will apply. Each of the following will be an “Additional Termination Event”:

(i) A Rating Event (as defined in Part 1(i) of this Schedule) has occurred and Party A has not fully complied with its obligations under Part 1(i) as and when required therein.

(ii) Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (it or its successor, “S&P”), Moody’s Investors Service, Inc. (it or its successor, “Moody’s”) or Fitch, Inc. (it or its successor, “Fitch”) withdraws its rating for the short-term unsecured and unsubordinated debt (the “Relevant Obligations”) of Party A’s Credit Support Provider or reduces its rating for the Relevant Obligations of Party A’s Credit Support Provider to a level below “A-3” by S&P, “P-2” by Moody’s or “F2” by Fitch, but an Additional Termination Event under this subparagraph will not be deemed to have occurred if Party A, at its own cost, within five Local Business Days of such event, obtains (A) a replacement ISDA Master Agreement and replacement Confirmations thereunder of each Transaction under this Agreement with an Eligible Substitute Counterparty on the terms of this Agreement and the Confirmations of the Transactions hereunder (together “Substitute Documentation”) and (B) a release of the mutual obligations of Party A and Party B under this Agreement, subject to survival of indemnities in respect of tax matters (a “Release”). Party A will be solely responsible for paying any amount charged by an Eligible Substitute Counterparty to provide the Substitute Documentation and enter into the substitute transactions thereunder.

For purposes of this Agreement, “Eligible Substitute Counterparty” means an entity that has (or an entity whose guarantor has) Relevant Obligations rated at levels at least equal to “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (the “Approved Rating Thresholds”) provided (1) the right to designate an Early Termination Date under the Substitute Documentation on the grounds contemplated in Section 5(a)(vii) of this Agreement would be enforceable against that entity (or a receiver, conservator or trustee for it or its property), subject, if applicable, only to such limitations as are provided for in the Federal Deposit Insurance Act (the “FDIA”), (2) Party B would, in proceedings of the kinds contemplated in that provision, have an enforceable right to apply any collateral posted by the proposed counterparty to secure its obligations under the proposed replacement agreement without need for leave of court or any other person (subject, if applicable, only to such qualifications as may be relevant under the FDIA), and (3) no withholding taxes would be applicable to payments to be made by or to Party B in respect of payments due under Section 2(a) of the proposed agreement.

For the purposes of the Termination Events (i) and (ii) above, Party A shall be the sole Affected Party.

(i)	Rating Event. For the purposes of this Agreement, a Rating Event will occur if the Relevant Obligations of Party A’s Credit Support Provider are rated below the applicable Approved Rating Threshold by S&P, Moody’s or Fitch. In connection with any Rating Event, Party A will have the obligations indicated below:

(i) Notice. If a Rating Event occurs or if S&P, Moody’s or Fitch withdraws its rating of the Relevant Obligations of Party A’s Credit Support Provider for any reason, Party A will promptly give notice of the circumstances to Party B and to the rating agencies that at the time are providing ratings for the Certificates (each a “Rating Agency”).

(ii) Action after Rating Event. If a Rating Event has occurred but the Relevant Obligations of Party A’s Credit Support Provider continue to be rated at or above “A-3” by S&P, “P-2” by Moody’s and “F2” by Fitch, within 30 days after the Rating Event, Party A shall either:

(A) cause an Eligible Substitute Counterparty to execute and deliver Substitute Documentation to Party B and execute and deliver to Party B a Release, or

(B) post collateral pursuant to a Credit Support Annex in the form attached hereto as Exhibit I with such modifications as shall be agreed at the time and as are necessary for the Rating Agencies to confirm in writing to Party B that their respective ratings of the Certificates as in existence immediately prior to the Rating Event will be restored or maintained. That Credit Support Annex shall be made a Credit Support Document for Party A pursuant to an amendment to this Agreement acceptable to the Trustee and its counsel (collectively, with the Credit Support Annex, the “Credit Support Documentation”).

(iii) Expenses. Party A will, upon demand, pay the reasonable costs and expenses (including reasonable fees of counsel) of Party B and the Trustee associated with the alternative actions contemplated in paragraphs (ii) (A) and (ii) (B) above (whether or not they are completed within that period of 30 days) and, if applicable, associated with the preparation (whether or not completed) of Substitute Documentation and a Release pursuant to Part 1(h) of this Schedule, including the reasonable costs and expenses associated with such opinions of counsel as the Trustee may require to confirm that the applicable requirements of Part 1(h) and this Part 1(i) (as applicable) have been satisfied.

(j)	Events of Default.

(i)	The following Events of Default will not apply to Party A: Section 5(a)(ii), Section 5(a)(iii), Section 5(a)(iv), Section 5(a)(v) and Section 5(a)(viii).

(ii)	The following Events of Default will not apply to Party B: Section 5(a)(ii), Section 5(a)(iii), Section 5(a)(iv), Section 5(a)(v) and Section 5(a)(viii). In addition, Section 5(a)(vii) is hereby modified by deleting clause (2).

The foregoing is without prejudice to application to Party A and Party B of the Events of Default in Paragraph 7 of any Credit Support Annex made part of this Agreement pursuant to Part 1(i) of this Schedule and is also without prejudice to the further exclusion in Part 1(c) of this Schedule.

PART 2

TAX REPRESENTATIONS

(a)	Payer Tax Representation. For the purpose of Section 3(e) of this Agreement, each party will make with respect to itself the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on sub-clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purposes of Section 3(f), each party makes the following representations:

(i) The following representation will apply to Party A:

It is a corporation created or organized in the United States or under the laws of the United States or of any State and its U.S. taxpayer identification number is 06-1367697.

(ii) The following representations will apply to Party B:

NovaStar Mortgage Supplemental Interest Trust, Series 2005-1 is a common law trust and not a foreign trust for United States tax purposes.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

PARTY REQUIRED TO DELIVER DOCUMENT	FORM/DOCUMENT/ CERTIFICATE	DATE BY WHICH TO BE DELIVERED	COVERED BY SECTION 3(d) REPRESENTATION
Party A & B	Any form or document reasonably requested by the other party to permit payments without (or with minimal) withholding of Tax as specified in Section 4(a)(iii) of this Agreement.	As soon as practicable after request.	No

Party A & B	Signing Authority, being evidence of authority, incumbency and specimen signature of each person executing any document on its behalf or on behalf of any Credit Support Provider of such party in connection with this Agreement and any Credit Support Document.	Upon execution of this Agreement and, if requested, any Confirmation.	Yes

Party A	In the case of Party A, the audited annual report of its Credit Support Provider.	As soon as practicable after request.	Yes

Party A	Investment Management Agreement between Party A and Greenwich Capital Markets, Inc., dated as of June 22, 2000.	Upon execution of this Agreement.	No

Party B	Executed copies of the Pooling and Servicing Agreement (as defined below), the Prospectus Supplement, and such other documents as requested by Party A.	Upon execution of this Agreement.	No

Party B	Any and all proposed and executed amendments to the Pooling and Servicing Agreement (as defined below).	Each (i) the date of distribution to the Certificateholders or (ii) the date of proposal by Party B, as applicable.	No

Party B	Such information in connection with the Certificates or the Pooling and Servicing Agreement (as defined below) as Party A may reasonably request.	As soon as practicable after request.	No

Party A & Party B	Legal opinions acceptable to the other party in the form and substance to be satisfactory to the other party.	Upon execution of this Agreement.	No

Party A	Legal opinion of Dundas & Wilson C.S. dated September 18, 2001 in respect of Party A’s Credit Support Document and reliance letter addressed to Party B dated the date hereof.	Upon execution of this Agreement.	No

Party A	Legal opinion of Clifford Chance dated September 18, 2001 in respect of Party A’s Credit Support Document and reliance letter addressed to Party B dated the date hereof.	Upon execution of this Agreement.	No

Party A & B	Such party’s Credit Support Documents (including the Designated Counterparty Form naming Party B as a Designated Counterparty). Party A shall provide the Guarantee to Party B in the form of a copy certified by an authorized officer of Party A, certifying that it is a true, complete and correct copy of the original Guarantee as re-executed by Party A’s Credit Support Provider and that Party A’s Credit Support Provider has not on or before the date of the certificate published any notice, of a kind contemplated in the Guarantee, providing for revocation of the Guarantee.	Upon execution of this Agreement.	Yes

Party A	Power of Attorney of The Royal Bank of Scotland plc.	Upon execution of this Agreement.	No

PART 4

MISCELLANEOUS

(a)	Addresses For Notices. For the purpose of Section 12(a) of this Agreement:

(i) Notices or communications shall, with respect to a particular Transaction, be sent to the address, telex number or facsimile number reflected in the Confirmation of that Transaction. In addition (or in the event the Confirmation for a Transaction does not provide relevant addresses/information for notice), with respect to notices provided pursuant to Section 5 and 6 of this Agreement, notice shall be provided to:

Address for notices or communications to Party A:

Address:	600 Steamboat Road Greenwich, CT 06830
Attention:	Legal Department – Derivatives Documentation
Phone No.:	203-618-2531/32
Facsimile No.:	203-618-2533/34

Address for notices or communications to Party B:

Address:	JPMorgan Chase Bank, National Association 4 New York Plaza, 6th Floor New York, NY 10004-2477

Attention:	Institutional Trust Services/Global Debt (NovaStar Mortgage Supplemental Interest Trust, Series 2005-1)

Facsimile No.:	(212) 623-5932

ii)	Notices. Section 12(a) is amended by adding in the third line thereof after the phrase “messaging system” and before the “)” the words “; provided, however, any such notice or other communication may be given by facsimile transmission (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine)”.

(b)	Process Agent. For purposes of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable

Party B appoints as its Process Agent: Not applicable

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. Party A.

(f)	Credit Support Documents. Details of any Credit Support Documents:

In the case of Party A, any ISDA Credit Support Annex (New York law) made a part of this Schedule to the extent required in Part 1(i) of this Schedule due to a Ratings Event (as defined in Part 1(i) of this Schedule).

In the case of Party A, the Deed Poll Guarantee dated as of June 21, 2001, by The Royal Bank of Scotland plc (the “Guarantee”) in favor of all Designated Counterparties.

In the case of Party B, the Pooling and Servicing Agreement among NovaStar Mortgage Funding Corporation, NovaStar Mortgage, Inc., Wachovia Bank, National Association, and the Trustee dated as of February 1, 2005 (the “Pooling and Servicing Agreement”).

For the purposes of this Agreement, the term “Designated Counterparty” shall have the meaning assigned in the Guarantee.

(g)	Credit Support Provider means

in relation to Party A: The Royal Bank of Scotland plc; and

in relation to Party B: Not Applicable.

(h)	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS WHOLLY PERFORMED WITHIN NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

(i)	Netting of Payments. Sub-paragraph (ii) of Section 2(c) of this Agreement will apply to all Transactions hereunder, unless otherwise provided in the relevant Confirmation(s).

(j)	“Affiliate” will have the meaning specified in Section 14 but will have no meaning as applied to Party B.

PART 5

OTHER PROVISIONS

(a) ISDA Definitions Incorporated by Reference. The definitions and provisions of the 2000 ISDA Definitions (the “ISDA Definitions”) (as published by the International Swaps and Derivatives Association, Inc. — “ISDA”) are incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein. In the event of any conflict between the ISDA Definitions and any other ISDA-published definitions referenced in a Confirmation, such Confirmation and the ISDA-published definitions referred to therein shall control for purposes of the particular Transaction. For the avoidance of doubt, any reference to a “Swap Transaction”, if any, in the Definitions is deemed to be a reference to a “Transaction” for the purpose of interpreting this Agreement or any Confirmation, and any reference to a “Transaction” in this Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for the purpose of interpreting the Definitions.

(b) Condition Precedent. The condition precedent specified in Section 2(a)(iii)(1) of this Agreement does not apply to a payment or delivery owing by a party if the other party shall have satisfied in full all of its payment and delivery obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

(c) Additional Representations. Section 3 is hereby amended by adding at the end thereof the following subparagraph:

“(g) No Agency. It is entering into this Agreement, any Credit Support Document and any other document relating to this Agreement and each Transaction hereunder as principal and not as agent or in any capacity, fiduciary or otherwise, and no other person has an interest herein.”

(d) Swap Exemption. Each party hereto represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into between them hereunder, that it is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended.

(e) Relationship between Parties. In connection with the negotiation of, the entering into, of this Agreement, and any other documentation relating to this Agreement to which it is a party or that it is required by this Agreement to deliver, each party hereby represents and warrants, and, in connection with the negotiation of, the entering into, and the confirming of the execution of each Transaction, each party will be deemed to represent, to the other party as of the date hereof (or, in connection with any Transaction, as of the date which it enters into such Transaction) that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i) Non-Reliance It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction. It has determined to its satisfaction whether or not the rates, prices or amounts and other economic terms of each Transaction and the indicative quotations (if any) provided by the other party reflect those in the relevant market for similar transactions, and all trading decisions have been the result of arm’s length negotiations between the parties.

(iii) Status of Parties The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv) Related Transactions. It is aware that each other party to this Agreement and its Affiliates may from time to time (A) take positions in instruments that are identical or economically related to a Transaction or (B) have an investment banking or other commercial relationship with the issuer of an instrument underlying a Transaction.

(f) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

(g) Consent to Telephonic Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of the telephone conversations of trading and marketing personnel of the parties and their authorized representatives in connection with this Agreement or any Transaction or potential Transaction; and each party, waives any further notice of such monitoring or recording and agree to give proper notice and obtain any necessary consent of such personnel or any such monitoring or recording.

(h) Agency Role of Greenwich Capital Markets, Inc. In connection with this Agreement, Greenwich Capital Markets, Inc. has acted as agent on behalf of Party A. Greenwich Capital Markets, Inc. has not guaranteed and is not otherwise responsible for the obligations of Party A under this Agreement.

(i) Pooling and Servicing Agreement.

(1) Capitalized terms used in this Agreement that are not defined herein and are defined in the Pooling and Servicing Agreement shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

(2) Party B will provide prior written notice to Party A of any proposed amendment or modification to the Pooling and Servicing Agreement that would amend or modify the Pooling and Servicing Agreement.

(j) Amendment of the Pooling and Servicing Agreement. Party B will not amend, supplement or otherwise modify the Pooling and Servicing Agreement except in compliance with the provisions of Section 12.01 of the Pooling and Servicing Agreement.

(k) Assignment and Pledge Under the Pooling and Servicing Agreement. Party A hereby acknowledges that JPMorgan Chase Bank, National Association is acting as Trustee pursuant to the Pooling and Servicing Agreement and consents thereto and to the transfer to the Trustee of a security interest in all rights of Party B under this Agreement. In connection with that transfer, Party A hereby waives any right that it might otherwise have to set off against any amount payable by it under this Agreement any amount payable to it by any person under any other agreement or instrument. JPMorgan Chase Bank, National Association, acting as Trustee on behalf of the holders of the Certificates, shall have the right to enforce this Agreement, against Party A. Party A shall be entitled to rely on any notice or communication from the Trustee to such effect. Party A shall be entitled to assume the authenticity of any such notice or communication and shall have no obligation to verify the accuracy of any facts asserted therein or the authority of the sender thereof. Party B shall cause Party A to be indemnified against any losses, costs, claims or liabilities arising from Party A’s reliance on any such notice or communication (subject to the availability of funds therefor in accordance with the Flow of Funds as set forth in Article IV of the Pooling and Servicing Agreement) and any losses, costs, claims or liabilities arising from the assertion that Party A is responsible for any of the items listed in Part 5(l), and Party A shall be released from any further obligations to Party B to the extent that it has rendered performance of such obligations to the Trustee for the benefit of the holders of the Certificates. The parties acknowledge that the indemnity contained in this Part 5(k) shall be subject to the Flow of Funds set forth in Section 4.04 of the Pooling and Servicing Agreement and is only due to the extent funds are available for the payment thereof in accordance with such Pooling and Servicing Agreement. Party A hereby agrees that, unless notified in writing by the Trustee of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the Trustee at the account specified in each Confirmation. Any payments in accordance with this Part 5(n) by Party A to Party B shall fully release Party A from any further liability to Party B in respect of such payment.

(l) Regarding Party A. Party B acknowledges and agrees that Party A has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Swap Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information contained in any offering circular for the Certificates, the Pooling and Servicing Agreement or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates; (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B’s existence.

(m) No Petition for Bankruptcy. Party A, by entering into this Agreement, hereby covenants and agrees that in connection with any obligations of Party B under this Agreement, Party A will not institute against Party B or the Trust (as defined in the Pooling and Servicing Agreement), any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day, after the latest maturing security issued by Party B is paid; provided however, that nothing herein shall preclude or estop Party A (i) from taking any action in (x) any case or proceeding voluntarily filed or commenced by or on behalf of Party B or (y) any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceeding under any federal or state bankruptcy or similar law filed or commenced against Party B by a person other than Party A or its Credit Support Provider or (ii) from commencing against Party B or any properties of Party B any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. This provision shall survive termination of this Agreement for any reason whatsoever.

(n) Representations of Party B. As an inducement to Party A for entering into this Agreement and each Transaction hereunder, Party B represents that for the purposes of the Pooling and Servicing Agreement:

(i) Party A is a “Swap Counterparty”,

(ii) each Transaction entered into between Party A and Party B hereunder is a “Swap Agreement”, and

(iii) any net payments (a difference between a Fixed and a Floating Amount) due to Party A under each Swap Agreement is a “Swap Amount”.

(o) Not Acting in Individual Capacity. JPMorgan Chase Bank, National Association is signing this Agreement solely in its capacity as Trustee of Party B and not in its individual capacity, and all persons having any claim against the Trustee by reason of the Transactions contemplated by this Agreement shall look only to the assets of NovaStar Mortgage Supplemental Interest Trust, Series 2005-1 (subject to the availability of funds therefor in accordance with the Flow of Funds as set forth in Article IV of the Pooling and Servicing Agreement) for payment or satisfaction thereof unless due to the Trustee’s own negligent action, negligent failure to act, or willful misconduct, provided that:

(i) this Part 5(o) does not limit the effect of paragraph (a) of Section 8.01 of the Pooling and Servicing Agreement,

(ii) the Trustee shall not be liable for any error of judgment made in good faith by its Responsible Officer (as defined in the Pooling and Servicing Agreement) unless it is proved that the Trustee was negligent in ascertaining the pertinent facts, and

(iii) the Trustee shall not be liable with respect to any action it take or omits to take in good faith in accordance with a direction received by it from the Majority Certificateholders (as defined in the Pooling and Servicing Agreement).

The foregoing may not be construed to give to Majority Certificateholders any rights under this Agreement.

(p) Reassignment of Transaction. Party A acknowledges that if there is a reassignment of all or any portion of the rights and obligations of Party B in respect of a Transaction by the Trustee pursuant to Section 4.03(f) of the Pooling and Servicing Agreement, no amount will be payable in connection with the reassignment. The Transaction or Transactions to be affected shall be those with the earliest maturities. In the case of two or more Transactions with the same maturity date, the Trustee shall reassign all of Party B’s rights and obligations in respect of the Transaction or Transactions with the lowest fixed rate. Any reassignment of the rights and obligations of Party B in respect of a Transaction shall be implemented and documented in an agreement substantially in the form of the Novation Agreement among Party A, Party B and NovaStar Financial, Inc. dated as of February 22, 2005 (the “Novation Agreement”), with such changes as are necessary so as to make clear that the terms of the Transaction being reassigned are governed by the terms of the ISDA Master Agreement between Party A

12

and NovaStar Financial, Inc. dated as of July 3, 2003 (or such other ISDA Master Agreement between Party A and such other NovaStar entity or affiliate as may be agreed upon by the parties).

If the Trustee is unable to reassign all or any portion of Party B’s rights or obligations in respect of such Transaction pursuant to Section 4.03(f) of the Pooling and Servicing Agreement (such failure, a “Failed Reassignment”), the affected Transaction or portion of the affected Transaction shall be immediately terminated and the amount payable with respect to such Transaction or portion of such Transaction (such payment, the “Failed Reassignment Termination Payment”) shall be calculated pursuant to Section 6(e)(ii)(2) of this Agreement and shall be payable in accordance with the Flow of Funds as set forth in Article IV of the Pooling and Servicing Agreement. Any right of Party A to receive a Failed Reassignment Termination Payment shall be subject to the condition precedent that the Class C Certificates (as defined in the Pooling and Servicing Agreement) are not then serving as collateral for any outstanding NIM Notes (as defined in the Pooling and Servicing Agreement); provided that if the Class C Certificates are so serving as collateral and no NIM Note is outstanding, Party A shall have the right to require payment of such Failed Reassignment Termination Payment and the preceding condition precedent shall not apply.

(q) Amendment of Provisions and Transfer of Rights and Obligations. Without limiting the provisions of Section 7(a) of this Agreement, no amendment or transfer of the rights or obligations under this Agreement will be effective without the prior written confirmation of each Rating Agency that such amendment or transfer will not result in the reduction or withdrawal of the then current ratings for any outstanding Certificates. Notwithstanding anything to the contrary in this paragraph and elsewhere in this Agreement, Party A may transfer at any time, in its sole discretion, with prior written notice to Party B, its rights and obligations under a Transaction to its Credit Support Provider without the consent of any Rating Agency, the Trustee or NovaStar Mortgage Supplemental Interest Trust, Series 2005-1.

13

IN WITNESS WHEREOF, Party A and Party B have caused this Schedule to be duly executed as of the date first written above.

GREENWICH CAPITAL DERIVATIVES, INC. By: Greenwich Capital Markets, Inc., its agent		NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2005-1

By: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee under the Pooling and Servicing Agreement, acting not in its individual capacity, but solely in its capacity as Trustee to NovaStar Mortgage Supplemental Interest Trust, Series 2005-1

By	/S/ CAROLINE G. KULIK	By	/S/ MICHAEL A. SMITH
Name:	Caroline G. Kulik	Name:	Michael A. Smith
Title:	Managing Director	Title:	Vice President

14

EXHIBIT I

CSA-NY LAW	One-Way CSA
only upon downgrade
of GCD

[Text would be preceded by the first 12 paragraphs of the form of Credit Support Annex published by ISDA in 1994 for use under New York law.]

ISDA

International Swaps and Derivatives Association, Inc.

PARAGRAPH 13

of the

CREDIT SUPPORT ANNEX

dated as of [            ]

between GREENWICH CAPITAL DERIVATIVES, INC. (“Party A”),

and

NOVASTAR MORTGAGE SUPPLEMENTAL INTEREST TRUST, SERIES 2005-1,

(“Party B”)

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations of Party A: None.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount:

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” means an amount at least equal to the highest of: (1) the Exposure of Party B, as Secured Party; (2) the aggregate of the amounts of the next payments due under this Agreement to Party B under each Transaction; and (3) one percent of the aggregate of the Notional Amounts of all Transactions.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral”:

	Party A	Valuation Percentage
Cash	X	100%

Negotiable USD-denominated direct debt obligations of the United States of America having a remaining maturity of not more than one year and providing for payment of principal and interest (or, in the case of discount obligations, their face amount) without reference to any adjustment in relation to inflation or any other contingency	X	99%

Obligations of the kind specified in the preceding row of this table but having a remaining maturity of more than one year but not more than ten years	X	97%

Obligations of the kind specified in the preceding row of this table but having a remaining maturity of more than ten years but not more than thirty years	X	95%

(iii)	Other Eligible Support. The following item will qualify as “Other Eligible Support”:

None.

(iv)	Thresholds.

(A) “Independent Amount” for the Pledgor means: Not applicable.

(B) “Threshold” for the Pledgor, at any time, means zero.

(C) “Minimum Transfer Amount” means, (1) with respect to Transfers of Eligible Credit Support by the Pledgor, at any time, (a) so long as there is no continuing Event of Default with respect to the Pledgor, USD 250,000 and (b) if an Event of Default with respect to Party A is continuing, zero; and (2) with respect to Transfers of Posted Credit Support by the Secured Party, USD 250,000.

(D) Rounding. The Delivery Amount and the Return Amount will not be rounded.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means the Trustee.

(ii)	“Valuation Date” means each New York Local Business Day for the Trustee.

(iii)	“Valuation Time” means the close of business in New York City on the New York Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 11:00 a.m., EST, on a New York Local Business Day.

(d)	Conditions Precedent and Secured Party’s Rights and Remedies. For purposes of Paragraph 8(a), each of the following Termination Events will be a “Specified Condition” for the Pledgor:

Illegality

Additional Termination Event

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. Not Applicable.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 11:00 a.m., EST, on the New York Local Business Day for the Pledgor and the Trustee following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), at any date, the Value of Eligible Collateral and Posted Collateral will be calculated as follows:

(A)	with respect to any Cash; the amount thereof; and

(B)	with respect to any security, the sum of (1)(x) the last bid price on such date for such security on the principal national securities exchange on which such security is listed, multiplied by the applicable Valuation Percentage or (y) if such security is not listed on a national securities exchange, the bid price for such security quoted as at the close of business on such date by any principal market maker for such security chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage or (z) if no such bid price is listed or quoted for such date, the last bid price listed or quoted (as the case may be), as of the day next preceding such date on which such prices were available, multiplied by the applicable Valuation Percentage; plus (2) the accrued interest on such security (except to the extent that such interest has been paid to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in (1) above) as of such date.

(iii)	Alternative. The provisions of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. The Secured Party will in all circumstances be entitled to hold Posted Collateral through the Trustee or its agent designated pursuant to the Pooling and Servicing Agreement.

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply. The Pledgor hereby agrees that Posted Collateral may be invested by the Trustee, at the discretion of the Trustee, in accordance with the Pooling and Servicing Agreement.

(h)	Distributions and Interest Amount.

(i)	Interest Rate. The “Interest Rate” will be: Not Applicable, however, Subparagraph (h)(iii) will apply as set forth below.

(ii)	Transfer of Interest Amount. The Transfer of the Interest Amount will be made in accordance with the Pooling and Serving Agreement.

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will not apply, and instead, the Interest Amount payable by the Secured Party as specified in Subparagraph (h)(ii) will be the amount of interest generated by the Trustee’s actual investments of the Posted Collateral, all as provided for in the Pooling and Servicing Agreement or such separate letter agreement relating to fees and expenses as may be entered into it with Party A and Party B.

(iv)	Additional Representation(s). Not Applicable.

(i)	Other Eligible Support and Other Posted Support. Not applicable.

(j)	Demands and Notices. All demands, specifications, and notices under this Annex will be made pursuant to the Notices Section of this Agreement.

(k)	Addresses for Transfers. Unless otherwise specified as provided in this Annex, the party’s address for notices in or pursuant to Part 4(a) of the Schedule to this Agreement.

(l)	Other Provisions.

(i) Agreement as to Single Secured Party and Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph 1(b) or in Paragraph 2 of the definitions in Paragraph 12 or elsewhere in this Agreement, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) and the representations in Paragraph 9, (d) only Party A will be required to make Transfers of Eligible Credit Support hereunder (except Party B will be required to pay Return Amounts), (e) this Annex will be a Credit Support Document with respect to Party A and Party B (with respect to the obligation of Party B to pay Return Amounts), (f) the Events of Default listed in Paragraph 7 of this Annex will apply to Party A and to Party B (with respect to the payment of Return Amounts) and (g) Party A will only pledge collateral to the extent necessary due to the occurrence of a Ratings Event (as defined in Part 1(i) of the Schedule).

(ii) Additional Definitions. As used in this Annex:

“Equivalent Collateral” means, with respect to any security constituting Posted Collateral, a security of the same issuer and, as applicable, representing or having the same class, series, maturity, interest rate, principal amount or liquidation value and such other provisions as are necessary for that security and the security constituting Posted Collateral to be treated as equivalent in the market for such securities;

“New York Local Business Day” means: (i) any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York City and (ii) in relation to a Transfer of Eligible Collateral, a day on which any clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions or, in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means, a day on which commercial banks are open for business (including dealings for foreign exchange and foreign currency deposits) in New York City.

(iii) Return of Fungible Securities. In lieu of returning to the Pledgor pursuant to Paragraphs 3(b), 4(d), 5 and 8(d) any Posted Collateral consisting of securities the Secured Party may return Equivalent Collateral.

(iv) Value in Certain Cases. For purposes of Paragraph 8(b)(iv)(B) and Paragraph 11(a), the Value of Posted Collateral will be determined treating it as if it were Eligible Collateral of the same type and treating the applicable Valuation Percentage as 100%, as at each time for a calculation contemplated in Paragraph 8(b)(iv)(B) or Paragraph 11(a).

(v) Trustee’s Fees and Expenses. If any fees or expenses of the Trustee referred to in Part 1(i)(iii) of this Agreement (whether payable at the outset of the arrangements contemplated in this Annex of periodically thereafter) are due and unpaid on any day on which Party B would be entitled hereunder to receive any amount as an alternative to Interest Amount or as a Distribution in respect of Posted Collateral, Party B (directly or through the Trustee) will be entitled to set off those fees and expenses against that amount.

(vi) No Additional Amounts. In no circumstances will Party B be required to pay any additional amount pursuant to Section 2(d)(i)(4) of this Agreement in respect of any Interest Amount or Distributions.

(m)	Not Acting in Individual Capacity. JPMorgan Chase Bank, National Association is entering into this Annex solely in its capacity as Trustee of Party B and not in its individual capacity, and all persons having any claim against the Trustee by reason of the Transactions contemplated by this Annex shall look only to the assets of NovaStar Mortgage Supplemental Interest Trust, Series 2005-1 (subject to the availability of funds therefore in accordance with the Flow of Funds as set forth in Article IV of the Pooling and Servicing Agreement) for payment or satisfaction thereof unless due to the Trustee’s own negligent action, negligent failure to act, or willful misconduct, provided that:

(i) this Paragraph 13(m) does not limit the effect of paragraph (a) of Section 8.01 of the Pooling and Servicing Agreement,

(ii) the Trustee shall not be liable for any error of judgment made in good faith by its Responsible Officer (as defined in the Pooling and Servicing Agreement) unless it is proved that the Trustee was negligent in ascertaining the pertinent facts, and

(iii) the Trustee shall not be liable with respect to any action it take or omits to take in good faith in accordance with a direction received by it from the Majority Certificateholders (as defined in the Pooling and Servicing Agreement).

The foregoing may not be construed to give to Majority Certificateholders any rights under this Agreement.

IN WITNESS WHEREOF, Party A and Party B have caused this Annex to be duly executed as of the date first written above.

GREENWICH CAPITAL DERIVATIVES, INC.		NOVASTAR MORTGAGE SUPPLEMENTAL
By: Greenwich Capital Markets, Inc., its agent		INTEREST TRUST, SERIES 2005-1

By: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee under the Pooling and Servicing Agreement, acting not in its individual capacity, but solely in its capacity as Trustee to NovaStar Mortgage Supplemental Interest Trust, Series 2005-1

By	/S/ CAROLINE G. KULIK	By	/S/ MICHAEL A. SMITH
Name:	Caroline G. Kulik	Name:	Michael A. Smith
Title:	Managing Director	Title:	Vice President